Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-21680, 33-57117, 333-02785, 333-64170, 333-78017, 333-83251, 333-87432, 333-136071, and 333-150781 of Valmont Industries, Inc. on Form S-8 and Registration Statement Nos. 333-59912 and 333-165926 of Valmont Industries, Inc. on Form S-3 of our report dated April 6, 2010 related to the consolidated financial statements of Delta plc as of and for the years ended December 31, 2009 and 2008, appearing in this Amendment No. 1 to the Current Report on Form 8-K/A of Valmont Industries, Inc.

/s/ Deloitte LLP

London, United Kingdom
July 23, 2010